UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 9, 2010

GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

8850 Double Diamond Pkwy. Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)

(775) 850-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 1.01                      Entry into a Material Definitive Agreement.

As previously disclosed in our Form 10-Q for the thirteen weeks ended January 31, 2010, we entered into a second amendment with both lenders of our current credit facility (“Second Amendment”) on March 16, 2010, which, among other things, reduced the total commitment on our revolver from $2.0 million to $750 thousand and allowed for one of the lenders to provide a line of credit or letters of credit up to $1.815 million in the aggregate.

As contemplated by the Second Amendment, the Company entered into a Loan Agreement on April 9, 2010 with one of the lenders, Bank of the West, which provides for a $1.8 million revolving credit facility.  Borrowings bear interest at a floating rate equal to the then-current Bank of the West Prime Rate, plus 0.250 percentage points, subject to a minimum interest rate of at least 4.250%.  The Loan Agreement is secured by a security interest in funds on deposit in a control account.  All amounts outstanding on the revolver are due on March 31, 2011.  Additionally, regular monthly payments of all accrued but unpaid interest are due on the fifth day of each calendar month, beginning on May 5, 2010.  As of the date of the Loan Agreement, the initial interest rate was 4.250%.

The Company expects to draw the entire $1.8 million revolver over the next eleven months to repay Bank of the West as and when certain letters of credit issued by it on our behalf are redeemed by one of our third party manufacturers.

The Loan Agreement contains terms and provisions (including representations and warranties, covenants and conditions) customary for transactions of this type.  The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by the actual terms of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	Loan Agreement dated April 9, 2010, by and among GameTech International, Inc. and Bank of the West.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMETECH INTERNATIONAL, INC.

By:      /S/ Marcia R. Martin
    Marcia R. Martin
   Chief Financial Officer

Dated:           April 15, 2010